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                                                                   Exhibit 5.1
                   [LETTERHEAD OF OSLER, HOSKIN & HARCOURT]


June 18, 1996

Meridian Gold Inc.
1090 West Georgia Street
Vancouver, BC V6E 3V7

Dear Sirs/Mesdames:

RE: MERIDIAN GOLD INC.
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We refer to the registration statement of Meridian Gold Inc. (the "Company") on
Form S-4 (the "Registration Statement") dated June 18, 1996 and filed with the Securities and Exchange Commission. You have requested our opinion on the legality of the securities of the Company being registered pursuant to the Registration Statement (the "Company Common Shares").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the articles and by-laws of the Company. We have also examined an executed copy of the Agreement and Plan of Merger dated as of June 14, 1996 by and among FMC Gold Company, Meridian Gold Company, Meridian Gold Canada Inc., Meridian Gold Inc. and FMC Corporation (the "Merger Agreement") and such statutes, corporate records and documents as we have considered necessary to enable us to express the opinions set forth in this opinion letter. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified, conformed or photostatic copies or facsimiles.

On the basis of the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of Canada;

2.   The issuance of the Company Common Shares has been duly authorized; and

3. Upon issuance in accordance with the terms of the Merger Agreement, including the receipt of the consideration therefor, the Company Common Shares will be validly issued and outstanding as fully paid and non-assessable shares of the Company.

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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of this firm's name under the caption "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement.

Yours very truly,

Osler, Hoskin & Harcourt